Bullfrog Gold Raises $1,075,000.

Grand Junction, Colorado, November 20, 2012 – Bullfrog Gold Corp (BFGC:OTCBB) (“Bullfrog” or the “Company”) is pleased to announce the Company raised $1,075,000 through a private placement that closed on  November 19,2012.

The private placement was priced at $0.25 per unit, with each unit consisting of a full warrant at a per share exercise price of $0.35. In connection with the private placement, the Company issued 1,200,000 shares of its Series B Preferred Stock to certain investors and 3,100,000shares of its common stock to certain investors.  In addition, a certain note holder converted a $200,000 note  for 804,600 shares of our Series B Preferred Stock (which also included the conversion of accrued and unpaid interest in the amount of $1,150 on such note). In addition, we   issued 276,000 shares of our common stock to our legal counsel in satisfaction of certain legal fees. The warrants are exercisable for a period of four years from the date of issuance. The financing will mainly be used to advance the Newsboy Gold Project in Arizona and for general corporate purposes. In connection with the private placement the company paid a placement agency fee of $45,000. The Company has received subscriptions to raise an additional $575,000 and will conduct a subsequent closing on such funds if and when the purchase price is funded. The proceeds from any subsequent closing will be used primarily for a significant investor relations campaign.

About Bullfrog Gold Corp.
Bullfrog Gold Corp. is a Delaware corporation that started trading on the over-the-counter bulletin board market on October 17, 2011 under the symbol BFGC. During 1992, predecessor owners of the Newsboy Project completed a feasibility study and submitted environmental permit applications to the State and the US Bureau of Land Management. Historic resources in the main deposit area were estimated in 1992 at 5.3 million tons averaging 0.044 gold opt and 0.64 silver opt.

The Company also has two highly-prospective properties in Nevada, one of which is adjacent to Barrick Gold’s Bullfrog Mine that produced 2.3 million ounces of gold between 1988 and 1998. More information on the Company and its projects may be obtained from www.BullfrogGold.com, or by emailing info@BullfrogGold.com.

Cautionary Note Regarding Forward Looking Statements
This press release may contain certain "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein including those with respect to the objectives, plans and strategies of the Company and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are forward-looking statements that involve various risks and uncertainties.  The Company is presently an exploration stage company.  Exploration is highly speculative in nature, involves many risks, requires substantial expenditures and may not result in the discovery of sufficient mineral deposits that can be mined profitably.  Furthermore, the Company currently has no reserves on any of its properties.  As a result, there can be no assurance that such forward-looking statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements.  Additional information regarding important factors that could cause actual results to differ materially from the Company's expectations is disclosed in the Company's documents filed from time to time with the United States Securities & Exchange Commission.

Contact Information
David Beling, PE
President, CEO & Director
970-628-1670